Cathay General Bancorp Announces Second Quarter 2018 Results

LOS ANGELES, July 18, 2018 /PRNewswire/ -- Cathay General Bancorp (the "Company", "we", "us", or "our" NASDAQ: CATY), the holding company for Cathay Bank, today announced net income of $73.7 million, or $0.90 per share, for the second quarter of 2018. Second quarter 2018 results included $1.7 million in acquisition and integration costs related to the Far East National Bank ("FENB") acquisition, which reduced earnings per share by $0.015.

FINANCIAL PERFORMANCE

	Three months ended
	June 30, 2018	March 31, 2018	June 30, 2017
Net income	$73.7 million	$63.8 million	$51.4 million
Basic earnings per common share	$0.91	$0.79	$0.64
Diluted earnings per common share	$0.90	$0.78	$0.64
Return on average assets	1.88%	1.65%	1.48%
Return on average total stockholders' equity	14.51%	12.99%	10.96%
Efficiency ratio	42.69%	43.35%	45.88%

SECOND QUARTER HIGHLIGHTS

  Total loans increased $334.2 million, or 10.3% annualized, to $13.3 billion for the quarter.
  Net interest margin for the second quarter increased to 3.83% compared to 3.63% in the second quarter of 2017 and 3.75% in the first quarter of 2018.
  Diluted earnings per share increased 40.6% to $0.90 per share for the second quarter of 2018 compared to $0.64 per share for the same quarter a year ago.

"For the second quarter of 2018, in spite of a large amount of commercial real estate loan payoffs, our total loans increased $334.2 million or 10.3% annualized to $13.3 billion. Also, our net interest margin increased to 3.83% during the second quarter compared to 3.75% in the first quarter of 2018 as our loans repriced more than our deposits," commented Pin Tai, Chief Executive Officer and President of the Company.

SECOND QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended June 30, 2018, was $73.7 million, an increase of $22.3 million, or 43.4%, compared to net income of $51.4 million for the same quarter a year ago. Diluted earnings per share for the quarter ended June 30, 2018, was $0.90 compared to $0.64 for the same quarter a year ago. Second quarter net income included $1.7 million in acquisition and integration costs related to the FENB acquisition and a $1.1 million decrease in the fair value of equity securities.

Return on average stockholders' equity was 14.51% and return on average assets was 1.88% for the quarter ended June 30, 2018, compared to a return on average stockholders' equity of 10.96% and a return on average assets of 1.48% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $22.6 million, or 19.3%, to $140.0 million during the second quarter of 2018, compared to $117.4 million during the same quarter a year ago. The increase was due primarily to an increase in interest income from loans and securities, offset by increases in interest expense from time deposits and long-term debt.

The net interest margin was 3.83% for the second quarter of 2018 compared to 3.63% for the second quarter of 2017 and 3.75% for the first quarter of 2018.

For the second quarter of 2018, the yield on average interest-earning assets was 4.58%, the cost of funds on average interest-bearing liabilities was 1.03%, and the cost of interest-bearing deposits was 0.92%. In comparison, for the second quarter of 2017, the yield on average interest-earning assets was 4.19%, the cost of funds on average interest-bearing liabilities was 0.78%, and the cost of interest-bearing deposits was 0.68%. The increase in the yield on average interest earning assets resulted mainly from higher rates on loans. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.55% for the quarter ended June 30, 2018, compared to 3.41% for the same quarter a year ago.

Reversal for credit losses

There was no reversal for credit losses for the second quarter of 2018 or 2017. The reversal for credit losses was based on a review of the appropriateness of the allowance for loan losses at June 30, 2018. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended			Six months ended June 30,
	June 30, 2018	March 31, 2018	June 30, 2017	2018	2017
	(In thousands)
Charge-offs:
Commercial loans	$ 488	$ 19	$ 527	$ 507	$ 1,730
Real estate loans (1)	390	-	-	390	555
Total charge-offs	878	19	527	897	2,285
Recoveries:
Commercial loans	150	913	335	1,063	826
Construction loans	44	44	47	88	96
Real estate loans(1)	499	867	410	1,366	706
Total recoveries	693	1,824	792	2,517	1,628
Net (recoveries)/charge-offs	$ 185	$ (1,805)	$ (265)	$ (1,620)	$ 657

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wire transfer fees, and other sources of fee income, was $7.8 million for the second quarter of 2018, an increase of $1.6 million, or 25.8%, compared to $6.2 million for the second quarter of 2017, primarily due to a $2.7 million increase in other operating income and offset by a $1.1 million loss from the decrease in the fair value of equity securities during the quarter.

Non-interest expense

Non-interest expense increased $6.4 million, or 11.3%, to $63.1 million in the second quarter of 2018 compared to $56.7 million in the same quarter a year ago. The increase in non-interest expense in the second quarter of 2018 was primarily due to a $4.5 million increase in salaries and employee benefits expense, partly from the acquisition of FENB, a $1.5 million increase in marketing expense, a $1.7 million increase in acquisition and integration costs offset by a $1.5 million decrease in reserve for unfunded commitments, when compared to the same quarter a year ago. The efficiency ratio was 42.7% in the second quarter of 2018 compared to 45.9% for the same quarter a year ago.

Income taxes

The effective tax rate for the second quarter of 2018 was 13.0% compared to 23.1% for the second quarter of 2017. The effective tax rate includes the reduction of the corporate tax rate from the enactment of the Tax Cuts and Jobs Act, an alternative energy investment made in the second quarter and the impact of low income housing tax credits. Income tax expense for 2018 was reduced by $0.8 million in benefits from the distribution of restricted stock units and exercises of stock options.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $13.3 billion at June 30, 2018, an increase of $478 million, or 3.7%, from $12.9 billion at December 31, 2017. The increase was primarily due to increases of $316.8 million, or 10.3%, in residential mortgage loans, $133.1 million, or 2.1%, in commercial mortgage loans, and $115.4 million, or 4.7%, in commercial loans, which were partially offset by a decrease of $96.9 million, or 14.3%, in real estate construction loans. The loan balances and composition at June 30, 2018, compared to December 31, 2017, and to June 30, 2017, are presented below:

	June 30, 2018	December 31, 2017	June 30, 2017
	(In thousands)
Commercial loans	$ 2,576,649	$ 2,461,266	$ 2,215,960
Residential mortgage loans	3,378,875	3,062,050	2,756,055
Commercial mortgage loans	6,615,791	6,482,695	5,883,770
Equity lines	191,445	180,304	162,153
Real estate construction loans	581,917	678,805	547,737
Installment & other loans	4,060	5,170	5,557

Gross loans	$ 13,348,737	$ 12,870,290	$ 11,571,232

Allowance for loan losses	(121,899)	(123,279)	(115,809)
Unamortized deferred loan fees	(3,248)	(3,245)	(3,788)

Total loans, net	$ 13,223,590	$ 12,743,766	$ 11,451,635
Loans held for sale	$ -	$ 8,000	$ -

Total deposits were $13.1 billion at June 30, 2018, an increase of $414.7 million, or 3.3%, from $12.7 billion at December 31, 2017. The deposit balances and composition at June 30, 2018, compared to December 31, 2017, and to June 30, 2017, are presented below:

	June 30, 2018	December 31, 2017	June 30, 2017
	(In thousands)
Non-interest-bearing demand deposits	$ 2,835,314	$ 2,783,127	$ 2,436,820
NOW deposits	1,381,617	1,410,519	1,273,066
Money market deposits	2,263,991	2,248,271	2,267,392
Savings deposits	790,125	857,199	884,238
Time deposits	5,833,499	5,390,777	4,601,801
Total deposits	$ 13,104,546	$ 12,689,893	$ 11,463,317

ASSET QUALITY REVIEW

At June 30, 2018, total non-accrual loans were $52.7 million, an increase of $3.9 million, or 8.0%, from $48.8 million at December 31, 2017, and a decrease of $11.3 million, or 17.7%, from $64.0 million at June 30, 2017.

The allowance for loan losses was $121.9 million and the allowance for off-balance sheet unfunded credit commitments was $3.1 million at June 30, 2018, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded credit commitments. The $121.9 million allowance for loan losses at June 30, 2018, decreased $1.4 million, or 1.1%, from $123.3 million at December 31, 2017. The allowance for loan losses represented 0.91% of period-end gross loans, excluding loans held for sale, and 231.2% of non-performing loans at June 30, 2018. The comparable ratios were 0.96% of period-end gross loans, excluding loans held for sale, and 252.7% of non-performing loans at December 31, 2017. The changes in non-performing assets and troubled debt restructurings at June 30, 2018, compared to December 31, 2017, and to June 30, 2017, are shown below:

(Dollars in thousands)	June 30, 2018	December 31, 2017	% Change	June 30, 2017	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ -	$ -	-	$ 495	(100)
Non-accrual loans:
Construction loans	8,040	8,185	(2)	16,585	(52)
Commercial mortgage loans	17,154	19,820	(13)	27,448	(38)
Commercial loans	19,212	14,296	34	13,064	47
Residential mortgage loans	8,322	6,486	28	6,947	20
Total non-accrual loans:	$ 52,728	$ 48,787	8	$ 64,044	(18)
Total non-performing loans	52,728	48,787	8	64,539	(18)
Other real estate owned	8,220	9,442	(13)	19,230	(57)
Total non-performing assets	$ 60,948	$ 58,229	5	$ 83,769	(27)
Accruing troubled debt restructurings (TDRs)	$ 84,487	$ 68,565	23	$ 79,819	6
Non-accrual loans held for sale	$ -	$ 8,000	(100)	$ -	-

Allowance for loan losses	$ 121,899	$ 123,279	(1)	$ 115,809	5

Total gross loans outstanding, at period-end (1)	$ 13,348,737	$ 12,870,290	4	$ 11,571,232	15

Allowance for loan losses to non-performing loans, at period-end (2)	231.18%	252.69%		179.44%
Allowance for loan losses to gross loans, at period-end (1)	0.91%	0.96%		1.00%

(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 0.4% at June 30, 2018, compared to 0.4% at December 31, 2017. Total non-performing assets increased $2.7 million, or 4.6%, to $60.9 million at June 30, 2018, compared to $58.2 million at December 31, 2017, primarily due to an increase of $3.9 million, or 8.0%, in non-accrual loans and offset by a decrease of $1.2 million, or 12.9%, in other real estate owned.

CAPITAL ADEQUACY REVIEW

At June 30, 2018, the Company's Tier 1 risk-based capital ratio of 12.58%, total risk-based capital ratio of 14.37%, and Tier 1 leverage capital ratio of 10.95%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a common equity tier 1 capital ratio equal to or greater than 6.5%, a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2017, the Company's Tier 1 risk-based capital ratio was 12.19%, total risk-based capital ratio was 14.11%, and Tier 1 leverage capital ratio was 10.35%.

YEAR-TO-DATE REVIEW

Net income for the six months ended June 30, 2018, was $137.5 million, an increase of $37.1 million, or 37.0%, compared to net income of $100.4 million for the same period a year ago. Diluted earnings per share was $1.68 compared to $1.25 per share for the same period a year ago. The net interest margin for the six months ended June 30, 2018, was 3.79% compared to 3.56% for the same period a year ago.

Return on average stockholders' equity was 13.76% and return on average assets was 1.76% for the six months ended June 30, 2018, compared to a return on average stockholders' equity of 10.84% and a return on average assets of 1.45% for the same period a year ago. The efficiency ratio for the six months ended June 30, 2018, was 43.01% compared to 44.79% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its second quarter 2018 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 4193988. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 42 branches in California, 12 branches in New York State, three in the Chicago, Illinois area, three in Washington State, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Beijing, Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ability to consummate and realize the anticipated benefits of our acquisitions, including the recent acquisition of SinoPac Bancorp and Far East National Bank; the risk that integration of business operations following any acquisitions, including the recent acquisition of SinoPac Bancorp and Far East National Bank, will be materially delayed or will be more costly or difficult than expected; the diversion of management's attention from ongoing business operations and opportunities; the challenges of integrating and retaining key employees; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2017 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended			Six months ended June 30,
(Dollars in thousands, except per share data)	June 30, 2018	March 31, 2018	June 30, 2017	2018	2017

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 140,031	$ 135,343	$ 117,352	$275,374	$229,466
Reversal for credit losses	-	(3,000)	-	(3,000)	(2,500)
Net interest income after reversal for credit losses	140,031	138,343	117,352	278,374	231,966
Non-interest income	7,767	5,310	6,152	13,077	12,870
Non-interest expense	63,088	60,971	56,658	124,059	108,544
Income before income tax expense	84,710	82,682	66,846	167,392	136,292
Income tax expense	11,046	18,866	15,431	29,912	35,936
Net income	$ 73,664	$ 63,816	$ 51,415	$137,480	$100,356

Net income per common share
Basic	$ 0.91	$ 0.79	$ 0.64	$ 1.69	$ 1.26
Diluted	$ 0.90	$ 0.78	$ 0.64	$ 1.68	$ 1.25

Cash dividends paid per common share	$ 0.24	$ 0.24	$ 0.21	$ 0.48	$ 0.42

SELECTED RATIOS
Return on average assets	1.88%	1.65%	1.48%	1.76%	1.45%
Return on average total stockholders' equity	14.51%	12.99%	10.96%	13.76%	10.84%
Efficiency ratio	42.69%	43.35%	45.88%	43.01%	44.79%
Dividend payout ratio	26.47%	30.51%	32.61%	28.34%	33.40%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.58%	4.42%	4.19%	4.50%	4.13%
Total interest-bearing liabilities	1.03%	0.92%	0.78%	0.97%	0.79%
Net interest spread	3.55%	3.50%	3.41%	3.53%	3.34%
Net interest margin	3.83%	3.75%	3.63%	3.79%	3.56%

CAPITAL RATIOS	June 30, 2018	December 31, 2017	June 30, 2017
Tier 1 risk-based capital ratio	12.58%	12.19%	14.27%
Total risk-based capital ratio	14.37%	14.11%	15.35%
Tier 1 leverage capital ratio	10.95%	10.35%	12.08%
	.

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	June 30, 2018	December 31, 2017	June 30, 2017

Assets
Cash and due from banks	$ 195,392	$ 247,056	$ 160,517
Short-term investments and interest bearing deposits	208,749	292,745	393,895
Cash and cash equivalents	404,141	539,801	554,412
Securities available-for-sale (amortized cost of $1,510,142 at June 30, 2018,$1,336,345 at December 31, 2017, and $1,366,624 at June 30, 2017)	1,475,949	1,333,626	1,368,351
Loans held for sale	-	8,000	-
Loans	13,348,737	12,870,290	11,571,232
Less: Allowance for loan losses	(121,899)	(123,279)	(115,809)
Unamortized deferred loan fees, net	(3,248)	(3,245)	(3,788)
Loans, net	13,223,590	12,743,766	11,451,635
Equity securities	23,131	-	-
Federal Home Loan Bank stock	17,250	23,085	17,250
Other real estate owned, net	8,220	9,442	19,230
Affordable housing investments and alternative energy partnerships, net	308,464	272,871	288,902
Premises and equipment, net	102,415	103,064	104,131
Customers' liability on acceptances	22,366	13,482	9,897
Accrued interest receivable	48,178	45,307	36,836
Goodwill	372,189	372,189	372,189
Other intangible assets, net	7,462	8,062	2,537
Other assets	184,391	167,491	111,415

Total assets	$ 16,197,746	$ 15,640,186	$ 14,336,785

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 2,835,314	$ 2,783,127	$ 2,436,820
Interest-bearing deposits:
NOW deposits	1,381,617	1,410,519	1,273,066
Money market deposits	2,263,991	2,248,271	2,267,392
Savings deposits	790,125	857,199	884,238
Time deposits	5,833,499	5,390,777	4,601,801
Total deposits	13,104,546	12,689,893	11,463,317

Securities sold under agreements to repurchase	50,000	100,000	150,000
Advances from the Federal Home Loan Bank	480,000	430,000	475,000
Other borrowings for affordable housing investments	17,382	17,481	17,564
Long-term debt	194,136	194,136	119,136
Deferred payments from acquisition	36,015	35,404	-
Acceptances outstanding	22,366	13,482	9,897
Other liabilities	228,468	186,486	204,105
Total liabilities	14,132,913	13,666,882	12,439,019
Stockholders' equity	2,064,833	1,973,304	1,897,766
Total liabilities and equity	$ 16,197,746	$ 15,640,186	$ 14,336,785

Book value per common share	$ 25.32	$ 24.26	$ 23.64
Number of common shares outstanding	81,255,683	80,893,379	79,862,354

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended			Six months ended June 30,
	June 30, 2018	March 31, 2018	June 30, 2017	2018	2017
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 158,659	$ 151,290	$ 129,836	$ 309,949	$ 254,746
Investment securities	7,208	6,458	4,719	13,666	9,125
Federal Home Loan Bank stock	380	396	298	776	710
Deposits with banks	1,273	1,556	776	2,829	1,852

Total interest and dividend income	167,520	159,700	135,629	327,220	266,433

INTEREST EXPENSE
Time deposits	18,730	15,728	10,769	34,458	21,751
Other deposits	4,832	4,586	4,698	9,418	9,144
Securities sold under agreements to repurchase	608	714	1,065	1,322	2,615
Advances from Federal Home Loan Bank	885	971	305	1,856	593
Long-term debt	2,163	2,082	1,440	4,245	2,864
Deferred payments from acquisition	271	276	-	547	-

Total interest expense	27,489	24,357	18,277	51,846	36,967

Net interest income before reversal for credit losses	140,031	135,343	117,352	275,374	229,466
Reversal for credit losses	-	(3,000)	-	(3,000)	(2,500)

Net interest income after reversal for credit losses	140,031	138,343	117,352	278,374	231,966

NON-INTEREST INCOME
Net losses from equity securities	(1,124)	(3,847)	-	(4,971)	-
Securities (losses)/gains, net	-	-	3	-	(463)
Letters of credit commissions	1,376	1,275	1,193	2,651	2,316
Depository service fees	1,241	1,445	1,344	2,686	2,852
Gains from acquisition	-	340	-	340	-
Other operating income	6,274	6,097	3,612	12,371	8,165

Total non-interest income	7,767	5,310	6,152	13,077	12,870

NON-INTEREST EXPENSE
Salaries and employee benefits	30,600	30,377	26,145	60,977	52,016
Occupancy expense	5,170	5,452	4,722	10,622	9,421
Computer and equipment expense	2,611	3,094	2,528	5,705	5,252
Professional services expense	5,730	6,039	5,343	11,769	9,599
Data processing service expense	3,151	3,219	2,396	6,370	4,928
FDIC and State assessments	2,142	2,035	2,189	4,177	4,709
Marketing expense	3,400	858	1,859	4,258	2,730
Other real estate owned expense	(3)	(212)	317	(215)	378
Amortization of investments in low income housing and alternative energy partnerships	5,113	5,761	6,224	10,874	11,074
Amortization of core deposit intangibles	280	234	173	514	345
Acquisition and integration costs	1,735	169	-	1,904	-
Other operating expense	3,159	3,945	4,762	7,104	8,092

Total non-interest expense	63,088	60,971	56,658	124,059	108,544

Income before income tax expense	84,710	82,682	66,846	167,392	136,292
Income tax expense	11,046	18,866	15,431	29,912	35,936
Net income	$ 73,664	$ 63,816	$ 51,415	137,480	100,356

Net income per common share:
Basic	$ 0.91	$ 0.79	$ 0.64	$ 1.69	$ 1.26
Diluted	$ 0.90	$ 0.78	$ 0.64	$ 1.68	$ 1.25

Cash dividends paid per common share	$ 0.24	$ 0.24	$ 0.21	$ 0.48	$ 0.42
Basic average common shares outstanding	81,236,315	81,123,380	79,840,188	81,180,160	79,772,268
Diluted average common shares outstanding	81,774,986	81,680,445	80,562,607	81,727,977	80,488,305

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	Three months ended
(In thousands)	June 30, 2018		March 31, 2018		June 30, 2017

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$13,020,212	4.89%	$12,920,204	4.75%	$11,388,057	4.57%
Taxable investment securities	1,368,718	2.11%	1,304,669	2.01%	1,260,646	1.50%
FHLB stock	17,489	8.73%	22,242	7.22%	17,250	6.93%
Deposits with banks	274,569	1.86%	395,027	1.60%	302,224	1.03%

Total interest-earning assets	$14,680,988	4.58%	$14,642,142	4.42%	$12,968,177	4.19%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,381,065	0.20%	$ 1,406,842	0.18%	$ 1,260,575	0.17%
Money market deposits	2,201,162	0.68%	2,256,034	0.63%	2,304,586	0.66%
Savings deposits	804,064	0.20%	838,368	0.22%	794,450	0.20%
Time deposits	5,848,849	1.28%	5,651,505	1.13%	4,722,920	0.91%
Total interest-bearing deposits	$10,235,140	0.92%	$10,152,749	0.81%	$ 9,082,531	0.68%
Securities sold under agreements to repurchase	83,517	2.92%	100,000	2.90%	150,000	2.85%
Other borrowed funds	237,231	1.95%	318,911	1.59%	103,538	1.18%
Long-term debt	194,136	4.47%	194,136	4.35%	119,136	4.86%
Total interest-bearing liabilities	10,750,024	1.03%	10,765,796	0.92%	9,455,205	0.78%

Non-interest-bearing demand deposits	2,760,643		2,750,810		2,440,181

Total deposits and other borrowed funds	$13,510,667		$13,516,606		$11,895,386

Total average assets	$15,746,786		$15,707,931		$13,964,212
Total average equity	$ 2,036,674		$ 1,992,899		$ 1,882,454

	Six months ended,
(In thousands)	June 30, 2018		June 30, 2017

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$12,970,484	4.82%	$11,338,983	4.53%
Taxable investment securities	1,336,871	2.06%	1,247,432	1.48%
FHLB stock	19,852	7.89%	17,250	8.30%
Deposits with banks	334,465	1.71%	393,627	0.95%

Total interest-earning assets	$14,661,672	4.50%	$12,997,292	4.13%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,393,883	0.19%	$ 1,249,050	0.17%
Money market deposits	2,228,446	0.66%	2,290,400	0.65%
Savings deposits	821,121	0.21%	754,049	0.18%
Time deposits	5,750,722	1.21%	4,790,025	0.92%
Total interest-bearing deposits	$10,194,172	0.87%	$ 9,083,524	0.69%
Securities sold under agreements to repurchase	91,713	2.91%	169,613	3.11%
Other borrowed funds	277,845	1.74%	102,547	1.17%
Long-term debt	194,136	4.41%	119,136	4.85%
Total interest-bearing liabilities	10,757,866	0.97%	9,474,820	0.79%

Non-interest-bearing demand deposits	2,755,754		2,455,587

Total deposits and other borrowed funds	$13,513,620		$11,930,407

Total average assets	$15,727,466		$13,980,995
Total average equity	$ 2,014,908		$ 1,866,443

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652